UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 7, 2006
Z-Axis Corporation
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-11284 (Commission File Number)	84-0910490 (I.R.S. Employer Identification No.)
5445 DTC Parkway, Suite 450
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(303) 713-0200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On June 30, 2006 the Company was in default of the net worth covenant as required by the line-of-credit agreement between the Company and Colorado Business Bank. The covenant required that the Company maintain a minimum net worth of $700,000. At June 30, 2006, the Company’s net worth was $623,050 and fell below the minimum net worth requirement. On July 2, 2006, Colorado Business bank extended the maturity date of the line-of-credit to August 2, 2006. The extension on the line-of-credit decreased the maximum amount that could be drawn from $250,000 to $230,000. All other covenants remained in effect.
On August 2, 2006, the line-of-credit matured. As of August 2, 2006, the Company had drawn on the line up to the maximum of $230,000 and was in default of the minimum net worth covenant. The Company’s management is negotiating a new maturity date on the line-of-credit and has requested a waiver on the debt covenant default.
This Current Report and the exhibit furnished herewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the negotiations with the Company’s bank as to a new maturity date on the line-of-credit and the Company’s request for a waiver on its debt covenant default. The Company cannot assure investors that the outcome of negotiations with the bank will be favorable to the Company, nor can the Company assure investors that it will receive a waiver on the debt covenant default. In the absence of one or both of these events, the line of credit may become payable immediately. The Company does not have sufficient liquidity to retire the line of credit. The forward-looking statements contained herein involve risks and uncertainties that could cause actual events to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, those outlined in the joint proxy statement filed by the Company with the Securities and Exchange Commission on June 30, 2006. The Company does not undertake an obligation to update forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Z-AXIS CORPORATION
By:	/s/ Stephanie S. Kelso
Stephanie S. Kelso
President

Date: August 7, 2006

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